As filed with the Securities and Exchange Commission on December 12, 2018

Registration No. 333-228447

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Virgin Trains USA LLC*

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4011	36-4893027
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

161 NW 6th Street, Suite 900
Miami, FL 33136
(305) 521-4800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cameron MacDougall, Esq.
Ivy Hernandez, Esq.
c/o Fortress Investment Group
1345 Avenue of the Americas, 45th floor
New York, NY 10105
(212) 798-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Zeidel, Esq. Michael J. Schwartz, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Richard D. Truesdell, Jr., Esq. Marcel Fausten, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging Growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

* The registrant is currently a Delaware limited liability company named Virgin Trains USA LLC. Prior to the closing of this offering, the registrant will be converted to a Delaware corporation and change its name to Virgin Trains USA Inc.

EXPLANATORY NOTE

This Amendment No. 1 (Amendment No. 1) to the Registration Statement on Form S-1 (File No. 333-228447) of Virgin Trains USA LLC is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 1. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq initial listing fee.

SEC registration fee		$12,120
FINRA filing fee		$15,500
Nasdaq initial listing fee			*
Printing expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous expenses			*
Total expenses	$		*
*	To be provided by amendment.
Item 14.	Indemnification of Directors and Officers.

Prior to the closing of this offering, we intend to reorganize our existing corporate structure so that the issuer of our common stock is a Delaware corporation named Virgin Trains USA Inc. Upon completion of this reorganization, we will be subject to the Delaware General Corporate Law, or DGCL.

Section 102 of the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct, or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our bylaws provide that the Company will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of the Company or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Prior to completion of this offering, the Company intends to enter into separate indemnification agreements with its directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments, which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15.	Recent Sales of Unregistered Securities.

During the past three years, we have only issued unregistered securities to the Virgin Trains Stockholder in connection with our reorganization. On             , 2018, we issued             shares to the Virgin Trains Stockholder. We believe that this transaction was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.
a.	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
1.1**	Form of Underwriting Agreement
3.1**	Form of Certificate of Incorporation of Virgin Trains USA Inc.
3.2**	Form of Bylaws of Virgin Trains USA Inc.
4.1**	Form of Stock Certificate
5.1**	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1*†	Trade Mark Licence Agreement, between Virgin Enterprises Limited and Brightline Holdings LLC, dated as of November 15, 2018
10.2**	Form of Virgin Trains USA Inc. Incentive Plan
10.3***	Employment Letter with Patrick Goddard, dated as of September 21, 2016
10.4***	Employment Letter with Jeff Swiatek, dated as of June 1, 2018.
10.5***	Employment Letter with Michael Cegelis, dated as of August 1, 2017
10.6**	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors
10.7**	Form of Stockholders’ Agreement
10.8***	Vehicle Maintenance Facility Ground Lease Agreement for Orlando International Airport, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated January 22, 2014
10.9***	First Amendment to the Vehicle Maintenance Facility Ground Lease, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated October 28, 2015
10.10***	Second Amendment to the Vehicle Maintenance Facility Ground Lease, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated December 23, 2015
10.11***	Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated January 22, 2014
10.12***	First Amendment to the Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated September 25, 2014
10.13***	Second Amendment to the Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated October 28, 2014
10.14***	Third Amendment to the Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated December 23, 2015
10.15***	Fourth Amendment to the Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated January 30, 2017
10.16***	Fifth Amendment to the Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated December 26, 2017
10.17***
Sixth Amendment to Rail Line Easement Agreement, among City of Orlando, Greater Orlando Aviation Authority and Brightline Trains LLC (f/k/a All Aboard Florida – Operations LLC), dated September 4, 2018

10.18***	Premises Lease and Use Agreement for Orlando International Airport, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated January 22, 2014
10.19***	First Amendment to Premises Lease and Use Agreement, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated September 25, 2014
10.20***	Second Amendment to Premises Lease and Use Agreement, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated December 21, 2015
10.21***	Third Amendment to Premises Lease and Use Agreement, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated January 24, 2017
10.22***	Fourth Amendment to Premises and Land Use Agreement, between Greater Orlando Aviation Authority and All Aboard Florida – Operations LLC, dated December 28, 2017
10.23***	Escrow Extension Agreement among All Aboard Florida – Operations LLC, Greater Orlando Aviation Authority and City of Orlando, dated December 23, 2015
10.24***	Fourth Amendment to Escrow Extension Agreement, among Brightline Trains LLC (f/k/a All Aboard Florida – Operations LLC), Greater Orlando Aviation Authority and City of Orlando, dated September 4, 2018

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.25***	Real Estate Lease, between Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated June 24, 2015
10.26***	Real Estate Lease Amendment No. 1, between Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated October 23, 2015
10.27***	Real Estate Lease Amendment No. 2, between Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated March 20, 2017
10.28***	Real Estate Lease Amendment No. 3, between FEC! WPB LLC and All Aboard Florida – Operations LLC, dated December 19, 2017
10.29***	Acknowledgment and Reinstatement of Real Estate Lease, between FEC! WPB LLC and All Aboard Florida – Operations LLC, dated June 30, 2017
10.30***	Garage Lease, between DTS FLL Parking LLC and All Aboard Florida – Operations LLC, dated August 4, 2016
10.31***	First Amendment to Garage Lease, between DTS FLL Parking LLC and All Aboard Florida – Operations LLC, dated December 19, 2017
10.32***	Second Amendment to Garage Lease, between DTS FLL Parking LLC and All Aboard Florida – Operations LLC, dated March 15, 2018
10.33***	Garage Lease, between WPB Rosemary LLC and All Aboard Florida – Operations LLC, dated August 26, 2016
10.34***	First Amendment to Garage Lease, between WPB Rosemary LLC and All Aboard Florida – Operations LLC, dated December 19, 2017
10.35***	Second Amendment to Garage Lease, between WPP Rosemary LLC and All Aboard Florida – Operations LLC, dated May 23, 2018
10.36***	Garage Lease, between DTS 3M Parking LLC and All Aboard Florida – Operations LLC, dated September 2, 2016
10.37***	First Amendment to Garage Lease, between DTS 3MC Parking LLC and All Aboard Florida – Operations LLC, dated December 19, 2017
10.38***	Second Amendment to Garage Lease, between DTS 3MC Parking LLC and All Aboard Florida – Operations LLC, dated May 23, 2018
10.39***	Lease Agreement, between State of Florida, Department of Transportation and All Aboard Florida – Operations LLC, dated March 29, 2018 (Brevard County)
10.40***	Lease Agreement, between State of Florida, Department of Transportation and All Aboard Florida – Operations LLC, dated March 29, 2018 (Orange County)
10.41***	Central Florida Expressway Authority Rail Line Easement, between Central Florida Expressway Authority and All Aboard Florida – Operations LLC, dated November 30, 2015
10.42***	Central Florida Expressway Authority Rail Line Easement between Central Florida Expressway Authority and All Aboard Florida – Operations LLC, dated December 14, 2015
10.43***	Central Florida Expressway Authority Rail Line Easement, between Central Florida Expressway Authority and All Aboard Florida – Operations LLC, dated December 14, 2015
10.44***	Central Florida Expressway Authority Rail Line Easement of Existing Authority Property, between Central Florida Expressway Authority and All Aboard Florida – Operations LLC, dated December 16, 2015
10.45***	Central Florida Expressway Authority Rail Line Easement of Acquired Property, between Central Florida Expressway Authority and All Aboard Florida – Operations LLC, dated December 16, 2015
10.46***	Central Florida Expressway Authority Rail Line Easement, between Central Florida Expressway Authority and All Aboard Florida – Operations LLC, dated December 17, 2015
10.47***	Right of Way and Easements Agreement, between City of Orlando and All Aboard Florida – Operations LLC, dated January 26, 2017
10.48***	Dispatching Services Agreement, among Florida East Coast Dispatch LLC, Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated December 27, 2016
10.49***	First Amendment to Dispatching Services Agreement, among Florida East Coast Dispatch LLC, Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated June 30, 2017

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
10.50***	Second Amendment to Dispatching Services Agreement, among Florida East Coast Dispatch LLC, Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated August 31, 2017
10.51***	Second Amended and Restated Joint Use Agreement (Shared Infrastructure), between Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated December 27, 2016
10.52***	First Amendment to Second Amended and Restated Joint Use Agreement (Shared Infrastructure), between Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated June 30, 2017
10.53***	Memorandum of Joint Use Agreement (Shared Infrastructure), between Florida East Coast Railway, L.L.C. and All Aboard Florida – Operations LLC, dated June 30, 2017
10.54***	Contractor Agreement, between All Aboard Florida – Operations LLC and Suffolk Construction Company, dated November 21, 2014
10.55***	Guaranteed Maximum Price Amendment, between All Aboard Florida – Operations LLC and Suffolk Construction Company, dated August 9, 2016
10.56***	Amended and Restated Joint Use and Operating Agreement, among Florida East Coast Railway, L.L.C., All Aboard Florida – Operations LLC and FDG Flagler Station II LLC, dated June 13, 2014
10.57***
Tri-Rail Downtown Miami Link Access, Operating and Funding Agreement between Florida East Coast Railway, L.L.C., All Aboard Florida – Operations LLC and South Florida Regional Transportation Authority, dated August 8, 2016

10.58***	Vehicle Terms and Conditions Agreement, between All Aboard Florida – Operations LLC and Siemens Industry, Inc., dated August 15, 2014
10.59***	Amendment 1 to the Vehicle Terms and Conditions, between All Aboard Florida – Operations LLC and Siemens Industry, Inc., dated July 17, 2015
10.60***	Amendment 2 to the Vehicle Terms and Conditions, between All Aboard Florida – Operations LLC and Siemens Industry, Inc., dated May 15, 2017
10.61***	Amendment 3 to the Vehicle Terms and Conditions, between All Aboard Florida – Operations LLC and Siemens Industry, Inc., dated June 1, 2018
10.62***	Maintenance Terms and Conditions, between All Aboard Florida – Operations LLC and Siemens Industry, Inc., dated December 31, 2014
10.63***	Amendment to the Maintenance Terms and Conditions, between Brightline Trains LLC (f/k/a All Aboard Florida – Operations LLC) and Siemens Industry, Inc., dated June 28, 2018
10.64***	Senior Loan Agreement, between Florida Development Finance Corporation and All Aboard Florida – Operations LLC, dated December 1, 2017
10.65***	General Operations, Management and Administrative Services Agreement, between All Aboard Florida – Operations LLC and All Aboard Florida Operations Management LLC, dated December 19, 2017
10.66***	Aerial Railroad Bridge, Bridge Support and Drainage Easement between All Aboard Florida – Operations LLC and Brevard County, Florida, dated January 31, 2017
10.67***	Amendment to Aerial Railroad Bridge, Bridge Support and Drainage Easement, between All Aboard Florida – Operations LLC and Brevard County, Florida, dated July 25, 2017
10.68***	Use and Occupancy Agreement between State of Florida, Department of Transportation and All Aboard Florida, Operations LLC, dated January 31, 2017
10.69***
Board of Trustees of the Internal Improvement Trust Fund of the State of Florida Sovereignty Submerged Land Easement granted by the Board of Trustees of the Internal Improvement Fund to All Aboard Florida – Operations LLC, with an effective date of December 20, 2017 (Brevard County)

10.70***
Board of Trustees of the Internal Improvement Trust Fund of the State of Florida Sovereignty Submerged Land Easement granted by the Board of Trustees of the Internal Improvement Fund to All Aboard Florida – Operations LLC, with an effective date of December 20, 2017 (Orange County)

21.1**	List of Subsidiaries
23.1**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.2***	Consent of Ernst & Young LLP
23.3**	Consent of Louis Berger U.S., Inc.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
24.1***	Powers of Attorney
99.1***	Brightline Ridership and Revenue Study by Louis Berger U.S., Inc., dated September 2018
99.2***	Brightline Operations and Maintenance Cost and Ancillary Revenue Independent Review by Louis Berger U.S., Inc., dated April 10, 2018
99.3***	Consent of Wesley R. Edens, as Director Nominee
99.4***	Consent of Evan M. Lovell, as Director Nominee
99.5***	Consent of Anthony A. Marnell II, as Director Nominee
99.6***	Consent of W. Porter Payne, Jr., as Director Nominee
*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Registrant has omitted portions of the referenced exhibit pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on December 12, 2018.

VIRGIN TRAINS USA LLC

By:	/s/ Patrick Goddard
Name:	Patrick Goddard
Title:	President

Pursuant to the requirements of the Securities Act, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Goddard	President (principal executive officer)	December 12, 2018
Patrick Goddard

/s/ Jeff Swiatek	Chief Financial Officer (principal financial officer)	December 12, 2018
Jeff Swiatek

/s/ Gary Smith	Chief Accounting Officer (principal accounting officer)	December 12, 2018
Gary Smith